Exhibit 17.1

RESIGNATION

I, Randy White, hereby tender and submit my resignation as President and Chief Executive Officer only of Vault Technology, Inc., a Nevada corporation, (“Company”), such resignations to be effective on the 23rd day of August 2008.

/s/ Randy White
Randy White